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                                                                    EXHIBIT 5.1



                                 LAW OFFICES OF
                             PILLSBURY WINTHROP LLP

                               2550 Hanover Street
                           PALO ALTO, CALIFORNIA 94304
                            TELEPHONE (650) 233-4500
                            TELECOPIER (650) 233-4545



May 21, 2002


SONICblue Incorporated
2841 Mission College Boulevard
Santa Clara, CA 95054


        Re: Registration Statement on Form S-3


Ladies and Gentlemen:

We are acting as counsel for SONICblue Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the following shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"): 3,902,184 shares (the "Debenture Shares") issuable upon conversion of the Company's 7 3/4% Secured Senior Subordinated Convertible Debentures due 2005 (the "Debentures") based upon the conversion price of the Debentures as of the date hereof, 7,793,805 shares (the "Warrant Shares") issuable upon exercise of certain outstanding warrants of the Company originally issued on April 22, 2002 (the "Warrants"), 4,200,000 shares (the "Interest Shares") issuable as payment of interest on the Debentures, and 390,219 shares (the "Antidilution Shares") issuable upon conversion of the Debentures or exercise of the Warrants as a result of adjustments to the conversion price of the Debentures or the exercise price of the Warrants, as the case may be, in accordance with the respective terms hereof. The Debenture Shares, Warrant Shares, Interest Shares and Antidilution Shares are to be offered and sold by certain securityholders of the Company (the "Selling Stockholders"). The Debentures were issued pursuant to an Indenture dated as of April 22, 2002 between the Company and certain of the Selling Stockholders (the "Indenture").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (i) the Debenture Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon conversion of the Debentures in accordance with the Indenture, will be legally issued, fully paid and nonassessable, (ii) the Warrant Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the Warrants, will be legally issued, fully paid and nonassessable, (iii) the Interest Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company as payment of interest on the Debentures in accordance with the Indenture, will be legally issued, fully paid and nonassessable, and (iv) the Antidilution Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon conversion of the Debentures in accordance with the Indenture or upon exercise of the Warrants in accordance with the Warrants, as the case may be, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ PILLSBURY WINTHROP LLP